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                                                               Page 1 of 8 Pages


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 0)



                               EFUNDS Corporation
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                   28224R101
                   -----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1, and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP No. 28224R101                    13G/A                   Page 2 of 8 Pages

- --------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steinberg Priest Capital Management Company, Inc.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
          ---------------------------------------------------------------------

                       5      SOLE VOTING POWER
NUMBER OF                     1,075,223
SHARES                ---------------------------------------------------------
BENEFICIALLY           6      SHARED VOTING POWER
OWNED BY                      0
EACH                  ---------------------------------------------------------
REPORTING              7      SOLE DISPOSITIVE POWER
PERSON WITH                   2,453,602
                      ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                              0
                      ---------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,453,602
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.29%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          IA
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT


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CUSIP No. 28224R101                    13G/A                   Page 3 of 8 Pages

- --------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Steinberg & Company, Inc.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
          ---------------------------------------------------------------------

                      5       SOLE VOTING POWER
NUMBER OF                     0
SHARES                ---------------------------------------------------------
BENEFICIALLY          6       SHARED VOTING POWER
OWNED BY                      0
EACH                  ---------------------------------------------------------
REPORTING             7       SOLE DISPOSITIVE POWER
PERSON WITH                   69,254
                      ---------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER
                              0
                      ---------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          69,254
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          .15%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          BD
          ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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CUSIP No. 28224R101                   13G/A                    Page 4 of 8 Pages

- --------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Steinberg
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          State of New York
          ---------------------------------------------------------------------

                      5       SOLE VOTING POWER
NUMBER OF                     60,054
SHARES                ---------------------------------------------------------
BENEFICIALLY          6       SHARED VOTING POWER
OWNED BY                      0
EACH                  ---------------------------------------------------------
REPORTING             7       SOLE DISPOSITIVE POWER
PERSON WITH                   60,054
                      ---------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER
                              0
                      ---------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,054
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          .13%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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                                                               Page 5 of 8 Pages

                                  SCHEDULE 13G

Item 1 (a)     Name of Issuer:
               EFunds

       (b)     Address of Issuer's Principal Executive Offices:
               Gainey Center II, Suite 300
               8501 North Scottsdale Road, Scottsdale, AZ 85253

Item 2 (a)     Name of Person filing:
                 1. Steinberg Priest Capital Mgmt. Co., Inc.
                 2. Michael A. Steinberg & Co., Inc.
                 3. Michael A. Steinberg

       (b)     Address of Principal Business Office:
               12 East 49th Street, New York, NY 10017

       (c)     Citizenship:
                 1. State of Delaware
                 2. State of Delaware
                 3. State of New York

       (d)     Title of Class of Securities:
               Common Stock

       (e)     Cusip Number:
               28224R101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)     [X] Broker or Dealer registered under Section 15 of the Act

       (b)     [ ] Bank as defined in Section 3(a)(6) of the Act

       (c)     [ ] Insurance Company as defined in Section 3(a)(19) of the Act

       (d)     [ ] Investment Company registered under Section 8 of the
                   Investment Company Act

       (e)     [X] Investment Advisor registered under Section 203 of the
                   Investment Advisors Act of 1940

       (f)     [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

       (g)     [ ] Parent Holding Company, in accordance with Section
                   240.13d-1(b)(1)(ii)(G)

       (h)     [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(k)
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                                                               Page 6 of 8 Pages

Item 4    Ownership:

          (a)  Amount beneficially owned: 2,582,910
          (b)  Percent of Class: 5.57%
          (c)  Number of Shares as to which such person has

               (i)   Sole power to vote or to direct the vote: 1,135,277
               (ii)  Shared power to vote or direct the vote: none
               (iii) Sole power to dispose or direct the disposition: 2,582,910
               (iv)  Shared power to dispose or direct the disposition of: none

Item 5         Ownership of Five Percent or less of a Class, Not Applicable

Item 6 No client or other person known to the Reporting Persons has an interest that relates to 5% or more of this Security.

Item 7         Not Applicable

Item 8         Not Applicable

Item 9         Not Applicable

Item 10        Certification:

               By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                                               Page 7 of 8 Pages

Exhibit A

     Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Priest Capital Mgmt. Co., Inc. and Michael A. Steinberg & Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg's wife and children as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee.
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                                                               Page 8 of 8 Pages


Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 28, 2002
                                        -----------------
                                        Date


                                        /s/ Steve Feld
                                        -----------------------------
                                        Signature

                                        Steven Feld - Vice President
                                        -----------------------------
                                        Name/Title